As filed with the Securities and Exchange Commission on October 1, 2007
Registration No. 333-145256

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
To
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CYBERDEFENDER CORPORATION
(Exact name of registrant as specified in its charter)

California	65-1205833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12121 Wilshire Boulevard., Suite 350 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

CyberDefender Corporation 2005 Stock Option Plan (sometimes referred to as the 2005 Equity Incentive Plan) CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan
(Full title of the plan)

Gary Guseinov 12121 Wilshire Boulevard., Suite 350 Los Angeles, California 90025
(Name and address of agent for service)

(310) 826-1781
(Telephone number, including area code, of agent for service)

CONTROL SECURITIES REOFFER PROSPECTUS

On August 9, 2007, CyberDefender Corporation, a California corporation, filed a Registration Statement (SEC File No. 333-145256) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register a total of 2,205,797 shares of its common stock which had been authorized and reserved for issuance under the CyberDefender Corporation 2005 Stock Option Plan (sometimes referred to as the 2005 Equity Incentive Plan) and the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan.

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the CyberDefender Corporation 2005 Stock Option Plan (sometimes referred to as the 2005 Equity Incentive Plan) and the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan.

PROSPECTUS

CYBERDEFENDER CORPORATION

874,384 SHARES OF COMMON STOCK

This prospectus relates to the proposed resale from time to time of up to 874,384 shares of common stock by the selling shareholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling shareholders. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

Our common stock currently is quoted by the OTC Bulletin Board under the symbol “CYDE”.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2007.

Table of Contents

The Company	1
Risk Factors	2
Use of Proceeds	12
Selling Shareholders and Plan of Distribution	12
Interests of Named Experts and Counsel	14
Where You Can Find More Information	14
Incorporation of Certain Documents by Reference	14
Forward-Looking Statements	15
Disclosure of Commission Position on Indemnification
For Securities Act Liabilities	16

THE COMPANY

CyberDefender Corporation, referred to in this prospectus as “CyberDefender”, “we”, “us” or “our”, is a provider of secure content management software based in Los Angeles, California. We develop and license security software. Our mission is to bring to market advanced solutions to combat and prevent online information theft, unwanted advertisements, spam, Internet viruses, spyware and related computer threats.

We have developed a Collaborative Internet Security Network (CISN) (also known as “earlyNetwork”™) which is based on certain technology principles commonly found in a peer-to-peer network infrastructure. A peer-to-peer network does not have the notion of clients or servers, but only equal peer nodes that simultaneously function as both “clients” and “servers” to the other nodes on the network. This means that when a threat is detected from a computer that is part of the CISN, the threat is relayed to our Early Alert Center. The Early Alert Center tests, grades and ranks the threat, automatically generates definition and signature files based on the threat, and relays this information to the Alert Server, in some cases after a human verification step. The Alert Server will relay the information it receives from the Early Alert Center to other machines in the CISN, and each machine that receives the information will, in turn, relay it to other machines that are part of the CISN. This protocol allows us to rapidly distribute alerts and updates regarding potentially damaging viruses, e-mails and other threats to members of the CISN, without regard for the cost of the bandwidth involved. Because cost is not a factor updates can be continuous, making our approach significantly faster than the client/server protocols used by traditional Internet security companies that provide manual broadcast-updated threat management systems. Computer users join the CISN simply by downloading and installing our software.

We maintain our principal offices at 12121 Wilshire Boulevard, Suite 350, Los Angeles, California 90025. Our telephone number at that address is (310) 826-1781. Our web address is www.cyberdefender.com. Information included on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Associated With Our Business

We have been in business only since August 2003. Our limited operating history makes evaluation of our business difficult.

We were incorporated in the State of California as Network Dynamics in August 2003 and have limited historical financial data upon which to base planned operating expenses or to accurately forecast our future operating results. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history. These risks include uncertainty as to whether we will be able to:

•	increase revenues from sales of our suite of Internet security products;

•	successfully protect our Collaborative Internet Security Network from all security attacks;

•	successfully protect personal computer or corporate networks against all Internet threats;

•	respond effectively to competitive pressures;

•	protect our intellectual property rights;

•	continue to develop and upgrade our technology; and

•	continue to renew our customers’ subscriptions to current and future products.

We incurred net losses for three of our last four fiscal years. If we continue to incur losses for a significant amount of time, the value of your investment could be adversely affected and you could even lose your entire investment.

We incurred a net loss of $140,909 and $3,247,969 for the fiscal years ended December 31, 2003 and 2004, respectively, and we had net income of $642,896 for the fiscal year ended December 31, 2005. We incurred a net loss of $5,507,600 and $2,458,666 for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007, respectively. As we move from being a marketing focused software publisher to a developer of a suite of Internet security products, we are likely to continue to incur losses. We cannot predict when, or if, we will be profitable in the future. Even if we achieve profitability, we may not be able to sustain it.

We have no committed sources of additional capital, but we believe that we will need cash, other than the limited cash we receive from our operations, to support our business. If we are not able to raise additional funds as and when we need them, our business could be adversely affected.

We have no committed sources of additional capital. We have been funding our operations and capital expenditures from limited cash flow from operations, our cash on hand and the proceeds from the financings we undertook in September 2006 and April 2007. The offering of our 7.41% Senior Secured Original Issue Discount Notes, which we began in April 2007, is still going on as of the date of this prospectus. However, we will need additional funds to continue our operations, pursue business opportunities (such as expansion or the development of new products or services), react to unforeseen difficulties or respond to competitive pressures. As a result of employee attrition, including the departure of our Chief Operating Officer, a reduction in executive salaries and a reduction in the number of independent contractors we need to employ due to the completion of the development and launch of our CyberDefender Early Detection Center/CyberDefender FREE 2.0 product, we have significantly decreased the rate at which we use cash. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. If additional financing is not available or is not available on acceptable terms, we may be unable to continue our operations, in which case the securities you purchase in this offering would become worthless. If we choose to raise additional funds through the issuance of equity securities, our existing equity security holders may experience significant dilution of their ownership interests, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

We market our product through search engines (for example, Google, Yahoo! and MSN), e-mail and banner advertising and affiliate marketing. If we fail to market our product effectively, our sales could decline and our results of operations would be adversely affected.

We market our product and related services over the Internet, primarily through space purchased from Internet-based marketers and search engines. Currently we drive traffic to our website by spending approximately 80% of our advertising budget on pay-per-click advertising on Google, Yahoo! and MSN. If Internet advertising fails to perform as we anticipate, our sales could decline and the cost of the advertising, per click, would increase. This could have a material, adverse effect on our results of operations.

If we cannot find businesses willing to advertise inside our ad-supported software, we may not achieve our revenue targets and our business and results of operations will be adversely affected.

Our ad-supported CyberDefenderFREE 2.0 software includes small banners imbedded inside the user interface. These small banners are displayed on the top right corner of the software and rotate randomly throughout the day and as users interact with the software. These banners link to the websites of the businesses providing the advertising. Since there are thousands of potential businesses that advertise, we have decided to work with advertising networks, which are companies that represent many advertisers at the same time and are able to provide us with new advertisers on a consistent basis. Examples of such advertising networks include ValueClick Inc., Advertising.com, and Traffic Market Place/TMP, but there are many others. We are selling this advertising space based on what is commonly known in the industry as Cost Per Thousand (CPM), where the advertiser pays us a set fee for each one thousand ad impressions, or Cost Per Click (CPC), where the advertiser pays us a set fee for each click delivered to its site, or Cost Per Action (CPA), where the advertiser pays us a set fee for each action that takes place after the user clicks on the ad and visits the advertiser's web site. If we fail to generate a significant base of CyberDefenderFREE 2.0 users, we may not generate enough daily advertising impressions to be attractive to advertising networks. This would have a material adverse effect on our business and results of operations.

We face intense competition from other providers of Internet security software. If we cannot offer consumers a reason to use our software instead of the software marketed by our competitors, our business and the results of our operations will be adversely affected.

We have many competitors in the markets for our product. Our competitors include software companies that offer products that directly compete with our product or that bundle their software products with Internet security software offered by another company. End-user customers may prefer purchasing Internet security software that is manufactured by the same company that provides its other software programs because of greater product breadth offered by the company, perceived advantages in price, technical support, compatibility or other issues.

Some of our competitors include WebRoot Software, Kaspersky Labs and Sunbelt Software. Many of our competitors have greater brand name recognition and financial, technical, sales, marketing and other resources than we do and consequently may have an ability to influence customers to purchase their products rather than ours. Our future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our product, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the software industry, we may face additional sources of competition in the future. Our goal in creating CyberDefender FREE 2.0 was to differentiate our software from that of our competitors and to make it more attractive to consumers by offering it for free. If this marketing strategy is unsuccessful, our business and results of operations will be adversely affected.

If we are unable to develop new and enhanced Internet security products, such as products that protect devices like mobile telephones or PDAs, our operating results could be adversely affected.

Our future success depends on our ability to address the rapidly changing needs of our customers by developing, acquiring and introducing new products, product updates and services on a timely basis. For example, in November 2006 we introduced our security suite of products, CyberDefender Early Detection Center/CyberDefender FREE 2.0, in response to new products released by companies such as Symantec. We must also keep pace with technological developments and emerging industry standards. We intend to commit a portion of our resources to developing new software products and services, including protection for portable digital devices such as mobile telephones, PDAs, MP3 music players and portable video players. However, if we are unable to successfully develop such products or if we develop these products but demand for them does not materialize or occurs more slowly than we expect, we will have expended resources (such as personnel and equipment) and capital without realizing sufficient revenue to recover these costs, and our operating results could be adversely affected.

Because of the constant development of new or improved products in the software industry, we must continually update our products or create new products to keep pace with the latest advances. While we do our best to test these products prior to their release, they may nevertheless contain significant errors and failures, which could adversely affect our operating results.

With the introduction of Vista, a new operating system from Microsoft, and constant changes in the software industry as new standards and processes emerge, we are required to continually update our suite of Internet security products. While we do our best to test these products prior to their release, due to the speed with which we are required to release new or updated products to remain competitive, they could be released with errors or they may fail altogether. These errors or failures may put the users of our software at risk because their computers will not be adequately protected against spyware, viruses, spam or phishing attacks. We try to reduce this risk by constantly upgrading our software and by working closely with the creators of the operating platforms, particularly Microsoft, to make sure that our software works with the operating platform. However, if our existing suite of Internet security products and our future products fail to perform adequately or fail entirely, our operating results could be adversely affected.

Our ability to effectively recruit and retain qualified officers and directors could be adversely affected if we experience difficulty in obtaining insurance to protect our directors and officers from liability.

We may be unable to obtain or maintain insurance as a public company on terms affordable to us to cover liability for claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our business.

Loss of any of our key management personnel, particularly Gary Guseinov, could negatively impact our business and the value of our common stock.

Our ability to execute our business strategy will depend on the skills, experience and performance of key members of our management team. We depend heavily on the services of Gary Guseinov, our Chief Executive Officer, Ivan Ivankovich, our acting Chief Financial Officer, Igor Barash, our Chief Information Officer and Secretary, and Bing Liu, a director and formerly our Chief Software Architect. We believe that the skills of Mr. Guseinov would be particularly difficult to replace. We do not have long-term employment agreements with any of the members of our management team, except Gary Guseinov. We have entered into an employment agreement with Mr. Barash, but it is “at-will” and does not preclude him from leaving us. We have independent contractor agreements with Mr. Liu and Mr. Ivankovich that have terms of six months or less. While we believe that these agreements will be renewed, we have no guarantee that either of these individuals will continue to provide services to us.

On December 31, 2006 our employment agreement with Riggs Eckelberry, our former President and Chief Operating Officer, expired. Mr. Eckleberry was hired to assist us with transitioning from a marketing-focused software publisher to a developer of a suite of Internet security products and to assist us with the launch of our new product, CyberDefender Early Detection Center/CyberDefender FREE 2.0. Those goals were accomplished in November 2006.

As we lose members of our key management personnel, we may be forced to expend significant time and money in the pursuit of replacements, which could result in both a delay in the implementation of our business plan and the diversion of limited working capital. We cannot assure you that we will find satisfactory replacements for these key management personnel at all, or on terms that are not unduly expensive or burdensome to our company. We do not maintain key man insurance policies on any of our key officers or employees. Although we have in the past and intend in the foreseeable future to issue stock options or other equity-based compensation, such incentives may not be sufficient to attract and retain key personnel.

To date, our business has been developed assuming that laws and regulations that apply to Internet communications and e-commerce will remain minimal. Changes in government regulation and industry standards may adversely affect our business and operating results.

We have developed our business assuming that the current state of the laws and regulations that apply to Internet communications, e-commerce and advertising will remain minimal. At this time, complying with these laws and regulations is not burdensome. However, as time exposes various problems created by Internet communications and e-commerce, laws and regulations may become more prevalent. These regulations may address issues such as user privacy, spyware, pricing, intellectual property ownership and infringement, taxation, and quality of products and services. This legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Changes in current regulations or the addition of new regulations could affect the costs of communicating on the Internet and adversely affect the demand for our products or otherwise harm our business, results of operations and financial condition.

Our business is the development and distribution of software. If we do not protect our proprietary information and prevent third parties from making unauthorized use of our technology, our business could be harmed.

We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information, especially our software codes. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We may not have the proprietary information controls and procedures in place that we need to protect our proprietary information adequately. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our software or obtain or use information that we regard as proprietary, which could harm our business.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

As the number of products in the software industry increases and the functionality of these products further overlaps, we believe that we may become increasingly subject to infringement claims, which could include patent, copyright and trademark infringement claims. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention from our core business;

•	require us to stop selling, delay providing or redesign our product; and

•	require us to pay monetary amounts as damages or for royalty or licensing arrangements.

Risks Related to Ownership of Our Securities

The holders of our 10% secured convertible debentures have a security interest in all of our assets. If an event of default were to occur, these investors could foreclose on their security interest and your securities could become worthless.

In September 2006 we placed $3,243,378 worth of our 10% secured convertible debentures. The payment of these debentures is secured with all of our assets. If we were to default in our repayment obligation, or if any other event of default set forth in the debentures were to occur, the investors who purchased the debentures could foreclose the security interest, take our assets and sell or otherwise dispose of them. If that were to happen, we may not be able to continue our business and your securities would become worthless.

The holders of our 10% secured convertible debentures have anti-dilution rights that are triggered by a disposition of our common stock at a price per share that is lower than the conversion price of the debentures. These rights are not available to the holders of our common stock. If future issuances of our common stock trigger the anti-dilution rights, your investment in our common stock will be diluted.

Holders of our 10% secured convertible debentures may convert the debenture amount to common stock at $1.00 per share. If, during the time that these debentures are outstanding, we sell or grant any option to purchase (other than options issued pursuant to a plan approved by our board of directors), or sell or grant any right to reprice our securities, or otherwise dispose of or issue any common stock or common stock equivalents entitling any person to acquire shares of our common stock at a price per share that is lower than the conversion price of the debentures (which, for purposes of this discussion will be designated as the “Base Conversion Price”) or that is higher than the Base Conversion Price but lower than the daily volume weighted average price of the common stock, then the conversion price of the debentures will be reduced.

In the first instance, the conversion price will be reduced to the Base Conversion Price. In the second instance, the conversion price will be multiplied by a fraction the denominator of which will be the number of shares of common stock outstanding on the date of the issuance plus the number of additional shares of common stock offered for purchase and the numerator of which will be the number of shares of common stock outstanding on the date of such issuance plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the daily volume weighted average price.

For example, if we sold common stock to an investor at $0.50 per share while the debentures remain outstanding, then the holder of a debenture for $100,000 could convert it into 200,000 shares of common stock rather than into 100,000 shares. Alternatively, if the daily volume weighted average price of the common stock was $2.00, but we sold 100,000 shares of common stock at $1.50 per share, then the conversion price would be reduced from $1.00 to $0.996 (assuming 12,323,914 shares of common stock outstanding on the date of sale). The investors holding our 10% secured convertible debentures also have anti-dilution rights in the event that we undertake a rights offering or make a pro rata distribution of, among other things, our assets to the holders of our common stock

A reduction in the conversion price resulting from any of the foregoing would allow holders of these debentures to receive more shares of common stock than they would otherwise be entitled to receive. In that case, your investment would be diluted to a greater extent than it would be if no adjustment to the conversion price were required.

There is currently a very limited public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock is quoted by the OTC Bulletin Board. There is currently a very limited public trading market for our common stock and an active market may not ever develop or be sustained. The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non existent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, assuming that our common stock is accepted for quotation, there may be periods of several days or more when trading activity in our shares is minimal or non existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our common stock will develop or be sustained.

Our common stock is considered a “penny stock”. The application of the “penny stock” rules to our common stock limits the trading and liquidity of the common stock, adversely affects the market price of our common stock and increases your transaction costs to sell those shares.

Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

The stock market in general and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad fluctuations may be the result of unscrupulous practices that may adversely affect the price of our stock, regardless of our operating performance.

Shareholders should be aware that, according to SEC Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

Our executive officers, directors and insider shareholders own or control approximately 41.5% of our outstanding common stock on a fully diluted basis, which may limit the ability of our shareholders, whether acting alone or together, to propose or direct our management or overall direction. Additionally, this concentration of ownership could discourage or prevent a potential takeover that might otherwise result in our shareholders receiving a premium over the market price for our common stock.

Approximately 41.5% of the outstanding shares of our common stock on a fully diluted basis is owned and controlled by a group of insiders, including current directors and executive officers and their friends and family. Mr. Gary Guseinov, our Chief Executive Officer and President, owns 31.03% of our common stock on a fully diluted basis. Such concentrated control may adversely affect the price of our common stock. These insiders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions that require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. If you acquire shares of common stock, you may have no effective voice in our management.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by California state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Limitations on director and officer liability and our indemnification of officers and directors may discourage shareholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by California law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our articles of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by California law.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Sales of large quantities of our common stock may adversely affect the market price.

From time to time certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a company’s shareholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities. Sales of large quantities of our common stock at any one time may adversely affect the market price.

We expect volatility in the price of our common stock, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering. If any of the selling shareholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling shareholders”). All of the shares owned by the selling shareholders were acquired by them pursuant to the CyberDefender 2005 Stock Option Plan (sometimes referred to as the 2005 Equity Incentive Plan) or the CyberDefender Corporation 2006 Amended and Restated Equity Incentive Plan. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

Selling Shareholder(1)	Shares held before the Offering	Shares being Offered	Shares held after the Offering	Percentage Owned after the Offering(2)

Bing Liu, director	1,494,395(3)	661,884	832,511	6.8%

John LaValle, director	40,000(4)	40,000	0	0

Igor Barash, director	681,739(5)	12,500	669,239	5.4%

Ivan Ivankovich, Chief Financial Officer and director	160,000(6)	160,000	0	0

TOTAL	2,376,134	874,384	1,501,750	12.2%
*Less than 1%.
(1) The address of each selling shareholder is 12121 Wilshire Boulevard, Suite 350, Los Angeles, California 90025.
(2) Based on 12,323,914 shares of common stock outstanding on the date of this prospectus.
(3) This number consists of 832,511 shares of common stock, an option to purchase 326,107 shares of our common stock that was granted from our 2005 Stock Option Plan (of which the right to purchase 186,347 shares of common stock has vested) and an option to purchase 335,777 shares of our common stock that was approved by our Board of Directors on November 2, 2006. The option was granted from our Amended and Restated 2006 Equity Incentive Plan. The option exercise prices are $0.0107 per share and $1.00 per share, respectively. Currently, the right to purchase a total of 256,301 shares of our common stock pursuant to these options has vested. As of August 30, 2007, we have agreed that one-half of any options remaining unvested on December 31, 2007 will vest and the balance of the unvested options will vest in equal increments over 36 months. If Mr. Liu does not receive the payment of any unpaid salary due to him by December 31, 2007, then the remaining unvested options will immediately vest. Mr. Liu is currently owed $63,281 in unpaid salary.
(4) This number consists of an option to purchase 40,000 shares of our common stock that was approved by our board of directors on November 2, 2006. The option exercise price is $1.00 per share and the option vests in equal increments over a period of 48 months. The option was granted from our Amended and Restated 2006 Equity Incentive Plan.
(5) This number consists of an option to purchase 12,500 shares of our common stock that was approved by our board of directors on December 11, 2006. The option exercise price is $1.00 per share. The option was granted from our Amended and Restated 2006 Equity Incentive Plan. The right to purchase 3,125 shares of common stock vests one year from the date of grant. The right to purchase the remaining shares vests in equal increments over a period of 36 months from the anniversary of the date of the grant.
(6) This number consists of an option to purchase 40,000 shares of our common stock that was approved by our board of directors on November 2, 2006 and an option to purchase 120,000 shares of our common stock that was approved by our board of directors on April 24, 2007. The option exercise price is $1.00 per share. The options were granted from our Amended and Restated 2006 Equity Incentive Plan. The option to purchase 40,000 shares vested in equal increments over a period of four months from the date of grant. The option to purchase 120,000 shares vested as follows: the right to purchase 90,000 shares vested in equal increments over a period of nine months from the date of grant, while the right to purchase the remaining 30,000 shares vested on July 19, 2007, the date that the SB-2 registration statement that we filed on November 3, 2006 was declared effective.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 81,507 shares of our common stock, warrants to purchase 102,187 shares of our common stock and a convertible promissory note that may be converted into 62,500 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at100 F Street N.E., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents are, or will be, incorporated by reference into this registration statement when filed by us:

(a) the prospectus filed on July 20, 2007 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, which includes our audited financial statements for the most recent fiscal year for which statements have been filed;

(b) our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on September 11, 2007; and

(c) All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to CyberDefender Corporation, 12121 Wilshire Boulevard, Suite 350, Los Angeles, California 90025. Our telephone number at that address is (310) 826-1781.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 317 of the California Corporations Code states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's or agent's duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

For purposes of Section 317, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

Our Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent under California law. In addition, our Articles of Incorporation provides that we are authorized to provide indemnification to agents (as defined in Section 317) for breach of duty to us and to our shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204. Our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent not prohibited by the California Corporations Code. Our bylaws also allow us to purchase and maintain insurance on behalf of any agent (as defined in Section 317) against any liability asserted against or incurred by the agent in such capacity or arising from the agent’s status as such, whether or not we would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code.

On October 30, 2006, we entered into Indemnification Agreements with certain of our officers, who are sometimes collectively referred to in this discussion as the “indemnified parties” or individually referred to as an “indemnified party”. The agreements require us to provide indemnification for the indemnified parties for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by the indemnified parties in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was our director, officer, employee or agent or of any of our subsidiaries. The indemnification covers any action or inaction on the part of the indemnified party while he was an officer or director or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We must advance the costs of the fees and expenses within 20 days following the delivery of a written request from an indemnified party. The indemnified parties have agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court (as to which all rights of appeal therefrom have been exhausted or lapsed) that the indemnified party is not entitled to the indemnity. The indemnified parties’ obligations to repay us for any such amounts are unsecured and no interest will be charged thereon. We also agreed to indemnify the indemnified parties to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of the Indemnification Agreements, our Articles of Incorporation, our bylaws or by statute. In the event of any change, after the date of the Indemnification Agreements, in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, such changes shall be within the purview of the indemnified parties’ rights and our obligations under the Indemnification Agreements. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its Board of Directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to the Indemnification Agreements, will have no effect on the rights and obligations of the indemnified parties and us under them. The indemnification provided by the Indemnification Agreements is not exclusive of any rights to which the indemnified parties may be entitled under our Articles of Incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors or the California Corporations Code. The indemnification provided under the Indemnification Agreements continues for any action taken or not taken while an indemnified party serves in an indemnified capacity, even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding. If the indemnification provided for in the Indemnification Agreement is unavailable to an indemnified party, in lieu of indemnifying the indemnified party we will contribute to the amount incurred by him, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event, in such proportion as is deemed fair and reasonable by the court before which the action was brought. We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreements

•
for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by an indemnified party of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

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with respect to proceedings or claims initiated or brought voluntarily by an indemnified party not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our Board of Directors has approved the initiation or bringing of such proceeding or claim; or

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with respect to any proceeding instituted by the indemnified party to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; or

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for expenses or liabilities of any type whatsoever which have been paid directly to an indemnified party by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

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for expenses and the payment of profits arising from the purchase and sale by an indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreements are effective as of the date they were signed and may apply to acts or omissions of the indemnified parties which occurred prior to such date if the indemnified party was our officer, director, employee or other agent, or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred. All of the obligations under the Indemnification Agreements will continue as long as an indemnified party is subject to any actual or possible matter which is the subject of the Indemnification Agreement, notwithstanding an indemnified party’s termination of service as an officer or director.

The indemnification provisions included in the California Corporation’s Code, our Articles of Incorporation and bylaws and the Indemnification Agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are, or will be, incorporated by reference into this registration statement when filed by the registrant:

(a) the prospectus filed on July 20, 2007 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, which includes the registrant's audited financial statements for the most recent fiscal year for which statements have been filed;

(b) the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on September 11, 2007; and

(c) All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The securities being offered are shares of our common stock. Our common stock was approved for quotation on the OTC Bulletin Board on August 2, 2007 under the symbol “CYDE”.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights.

The holders of common stock have cumulative voting rights, which means that every shareholder entitled to vote at any election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by California law, and subject to the rights of the holders of preferred stock then outstanding (if any), all shareholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of shareholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Item 5.	Interests of Named Experts and Counsel.

Richardson & Patel LLP, our legal counsel, or its principals, own a total of 81,507 shares of our common stock, warrants to purchase an additional 102,187 shares of our common stock and a convertible promissory note that may be converted into 62,500 shares of our common stock. We have issued in the past, and we intend to issue in the future, shares of our common stock from the CyberDefender Corporation 2005 Equity Incentive Plan (sometimes referred to as the CyberDefender Corporation 2005 Stock Option Plan) or from the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan in payment for legal services not related to capital raising transactions that were rendered to us by Richardson & Patel LLP.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code states that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In addition, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

With regard to a provision authorizing the indemnification of directors or agents in excess of that expressly permitted by Section 317, Section 204 of the California Corporations Code stipulates that (A) such a provision may not eliminate or limit the liability of directors or agents, among other things, (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director or agent believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or agent, (iii) for any transaction from which a director or agent derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's or agent's duty to the corporation or its shareholders in circumstances in which the director or agent was aware, or should have been aware, in the ordinary course of performing a director’s or agent’s duties, of a risk of serious injury to the corporation or its shareholders, or (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or agent’s duty to the corporation or its shareholders, (B) no such provision shall eliminate or limit the liability of a director or agent for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or agent or that his or her actions, if negligent or improper, have been ratified by the directors.

For purposes of Section 317, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

Our Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent under California law. In addition, our Articles of Incorporation provides that we are authorized to provide indemnification to agents (as defined in Section 317) for breach of duty to us and to our shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204. Our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent not prohibited by the California Corporations Code. Our bylaws also allow us to purchase and maintain insurance on behalf of any agent (as defined in Section 317) against any liability asserted against or incurred by the agent in such capacity or arising from the agent’s status as such, whether or not we would have the power to indemnify the agent against such liability under the provisions of Section 317 of the California Corporations Code.

On October 30, 2006, we entered into Indemnification Agreements with certain of our officers, who are sometimes collectively referred to in this discussion as the “indemnified parties” or individually referred to as an “indemnified party”. The agreements require us to provide indemnification for the indemnified parties for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by the indemnified parties in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was our director, officer, employee or agent or of any of our subsidiaries. The indemnification covers any action or inaction on the part of the indemnified party while he was an officer or director or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We must advance the costs of the fees and expenses within 20 days following the delivery of a written request from an indemnified party. The indemnified parties have agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court (as to which all rights of appeal therefrom have been exhausted or lapsed) that the indemnified party is not entitled to the indemnity. The indemnified parties’ obligations to repay us for any such amounts are unsecured and no interest will be charged thereon. We also agreed to indemnify the indemnified parties to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of the Indemnification Agreements, our Articles of Incorporation, our bylaws or by statute. In the event of any change, after the date of the Indemnification Agreements, in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of its board of directors or an officer, such changes shall be within the purview of the indemnified parties’ rights and our obligations under the Indemnification Agreements. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its Board of Directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to the Indemnification Agreements, will have no effect on the rights and obligations of the indemnified parties and us under them. The indemnification provided by the Indemnification Agreements is not exclusive of any rights to which the indemnified parties may be entitled under our Articles of Incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors or the California Corporations Code. The indemnification provided under the Indemnification Agreements continues for any action taken or not taken while an indemnified party serves in an indemnified capacity, even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding. If the indemnification provided for in the Indemnification Agreement is unavailable to an indemnified party, in lieu of indemnifying the indemnified party we will contribute to the amount incurred by him, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event, in such proportion as is deemed fair and reasonable by the court before which the action was brought. We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreements

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for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by an indemnified party of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

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with respect to proceedings or claims initiated or brought voluntarily by an indemnified party not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our Board of Directors has approved the initiation or bringing of such proceeding or claim; or

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with respect to any proceeding instituted by the indemnified party to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; or

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for expenses or liabilities of any type whatsoever which have been paid directly to an indemnified party by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

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for expenses and the payment of profits arising from the purchase and sale by an indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreements are effective as of the date they were signed and may apply to acts or omissions of the indemnified parties which occurred prior to such date if the indemnified party was our officer, director, employee or other agent, or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred. All of the obligations under the Indemnification Agreements will continue as long as an indemnified party is subject to any actual or possible matter which is the subject of the Indemnification Agreement, notwithstanding an indemnified party’s termination of service as an officer or director.

The indemnification provisions included in the California Corporation’s Code, our Articles of Incorporation and bylaws and the Indemnification Agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

5.	Opinion regarding legality*
10.1	CyberDefender Corporation 2005 Stock Option Plan (sometimes referred to as the 2005 Equity Incentive Plan)(1)
10.2	CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan(1)
23.1	Consent of AJ. Robbins, PC**
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)*
*Previously filed.
**Filed herewith.
(1) Incorporated by reference from the registrant’s SB-2 registration statement, number 333-138430, filed with the Securities and Exchange Commission on November 3, 2006.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on this 28th day of September 2007.

CyberDefender Corporation

By:	/s/ Gary Guseinov
Gary Guseinov,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: September 28, 2007	By:	/s/ Gary Guseinov
Gary Guseinov,
Chief Executive Officer and Chairman of the Board of Directors

Dated: September 28, 2007	By:	/s/ Ivan Ivankovich
Ivan Ivankovich,
Chief Financial Officer and Director

Dated: September 28, 2007	By:	/s/ Igor Barash
Igor Barash,
Director

Dated: September 28, 2007	By:	/s/ Bing Liu
Bing Liu,
Director

Dated: September 28, 2007	By:	/s/ John LaValle
John LaValle,
Director